UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Toledano, Udi

   545 Madison Avenue, Suite 800
   New York, NY  10022
   USA
2. Issuer Name and Ticker or Trading Symbol
   HumaScan Inc.
   HMSC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   July 30, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   Former Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Warrants              |$0.0069 |8/6/9|P   | |379,824    |A  |8/6/9|8/5/0|Common Stock|379,824|$10.00 |379,824     |D  |            |
                      |per shar|9    |    | |           |   |9    |4    |            |       |       |            |   |            |
                      |e       |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrants              |$0.0069 |8/6/9|P   | |434,078    |A  |8/6/9|8/5/0|Common Stock|434,078|$10.00 |434,078     |I  |(1)         |
                      |per shar|9    |    | |           |   |9    |4    |            |       |       |            |   |            |
                      |e       |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrants              |$0.0069 |8/6/9|P   | |135,652    |A  |8/6/9|8/5/0|Common Stock|135,652|$10.00 |135,652     |I  |(2)         |
                      |per shar|9    |    | |           |   |9    |4    |            |       |       |            |   |            |
                      |e       |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Held by Mr. Toledano's
spouse.
(2) Held by Mr. Toledano's spouse as Trustee of a Trust established for the benefit of their minor children.
SIGNATURE OF REPORTING PERSON
/s/   Udi Toledano
DATE
August 11, 1999